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Exhibit 10.10

Form 3400-12 (April 1986)	Serial Number WYW117924

UNITED STATES
DEPARTMENT OF THE INTERIOR
BUREAU OF LAND MANAGEMENT

COAL LEASE

PART I. LEASE RIGHTS GRANTED

        This lease, entered into by and between the UNITED STATES OF AMERICA, hereinafter-called lessor, through the Bureau of Land Management, and (Name and Address)

      KERR-MCGEE COAL CORPORATION
      P.O. Box 25861
      Oklahoma City, Oklahoma 73125-25861

hereinafter called lessee, is effective (date) 10-1-92, for a period of 20 years and for so long thereafter as coal is produced in commercial quantities from the leased lands, subject to readjustment of lease terms at the end of the 20th lease year and each 10-year period thereafter.

Sec. 1. This lease is issued pursuant and subject to the terms and provisions of the:

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Mineral Lands Leasing Act of 1920, Act of February 25, 1920, as amended, 41 Stat. 437, 30 U.S.C. 181-287, hereinafter referred to as the Act;

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Mineral Leasing Act for Acquired Lands, Act of August 7, 1947, 61 Stat. 913, 30 U.S.C. 351-359;

and to the regulations and formal orders of the Secretary of the Interior which are now or hereafter in force, when not inconsistent with the express and specific provisions herein.

Sec. 2. Lessor, in consideration of any bonuses, rents, and royalties to be paid, and the conditions and covenants to be observed as herein set forth, hereby grants and leases to lessee the exclusive right and privilege to drill for, mine, extract, remove, or otherwise process and dispose of the coal deposits in, upon, or under the following described lands:

T.	44 N., R. 70 W., 6th P.M., Wyoming
	Sec. 33:	Lots 1 thru 3, 6 thru 11, and 14 thru 16;
	Sec. 34:	Lots 1 thru 16;
	Sec. 35:	Lots 2 thru 15.

containing 1708.62 acres, more or less, together with the right to construct such works, buildings, plants, structures, equipment and appliances and the right to use such on-lease rights-of-way which may be necessary and convenient in the exercise of the rights and privileges granted, subject to the conditions herein provided.

PART II. TERMS AND CONDITIONS

Sec. 1. (a) RENTAL RATE - Lessee shall pay lessor rental annually and in advance for each acre or fraction thereof during the continuance of the lease at the rate of $3.00 for each lease year.

(b) RENTAL CREDITS - Rental shall not be credited against either production or advance royalties for any year.

Sec. 2. (a) PRODUCTION ROYALTIES - The royalty shall be /** percent of the value of the coal as set forth in the regulations. Royalties are due to lessor the final day of the month succeeding the calendar month in which the royalty obligation accrues.

(b) ADVANCE ROYALTIES - Upon request by the lessee, the authorized officer may accept, for a total of not more than 10 years, the payment of advance royalties in lieu of continued operation, consistent with the regulations. The advance royalty shall be based on a percent of the value of a minimum number of tons determined in the manner established by the advance royalty regulations in effect at the time the lessee requests approval to pay advance royalties in lieu of continued operation.

**
12 1/2 per cent for coal produceed by strip or augur methods and 8 per cent for coal produced by underground mining methods.

Sec. 3. BONDS - Lessee shall maintain in the proper office a lease bond in the amount of $5,000.00. The authorized officer may require an increase in this amount when additional coverage is determined appropriate.

Sec. 4. DILIGENCE - This lease is subject to the conditions of diligent development and continued operation, except that these conditions are excused when operations under the lease are interrupted by strikes, the elements, or casualties not attributable to the lessee. The lessor, in the public interest, may suspend the condition of continued operation upon payment of advance royalties in accordance with the regulations in existence at the time of the suspension. Lessee's failure to produce coal in commercial quantities at the end of 10 years shall terminate the lease. Lessee shall submit an operation and reclamation plan pursuant to Section 7 of the Act not later than 3 years after lease issuance.

The lessor reserves the power to assent to or order the suspension of the terms and conditions of this lease in accordance with, inter alia, Section 39 of the Mineral Leasing Act, 30 U.S.C. 209.

Sec. 5. LOGICAL MINING UNIT (LMU) - Either upon approval by the lessor of the lessee's application or at the direction of the lessor, this lease shall become an LMU or part of an LMU, subject to the provisions set forth in the regulations.

The stipulations established in an LMU approval in effect at the time of LMU approval will supersede the relevant inconsistent terms of this lease so long as the lease remains committed to the LMU. If the LMU of which this lease is a part is dissolved, the lease shall then be subject to the lease terms which would have been applied if the lease had not been included in an LMU.

Sec. 6. DOCUMENTS. EVIDENCE AND INSPECTION - At such times and in such form as lessor may prescribe, lessee shall furnish detailed statements showing the amounts and quality of all products removed and sold from the lease, the proceeds therefrom, and the amount used for production purposes or unavoidably lost.

Lessee shall keep open at all reasonable times for the inspection of any duly authorized officer of lessor, the leased premises and all surface and underground improvements, works, machinery, ore stockpiles, equipment, and all books, accounts, maps, and records relative to operations, surveys, or investigations on or under the leased lands.

Lessee shall allow lessor access to and copying of documents a reasonably necessary to verify lessee compliance with terms and conditions of the lease.

While this lease remains in effect, information obtained under this section shall be closed to inspection by the public in accordance with the Freedom of Information Act (5 U.S.C. 552).

Sec. 7. DAMAGES TO PROPERTY AND CONDUCT OF OPERATIONS - Lessee shall comply at its own expense with all reasonable orders of the Secretary, respecting diligent operations, prevention of waste, and protection of other resources. Lessee shall not conduct exploration operations, other than casual use, without an approved exploration plan. All exploration plans prior to the commencement of mining operations within an approved mining, permit area shall be submitted to the authorized officer.

Lessee shall carry on all operations in accordance with approved methods and practices as provided in the operating regulations, having due regard for the prevention of injury to life, health, or property, and prevention of waste, damage or degradation to any land, air, water, cultural, biological, visual, and other resources, including mineral deposits and formations of mineral deposits not leased hereunder, and to other land uses or users. Lessee shall take measures deemed necessary by lessor to accomplish the intent of this lease term. Such measures may include, but are not limited to, modification to proposed siting or design of facilities, timing of operations, and specification of interim and final reclamation procedures. Lessor reserves to itself the right to lease, sell, or otherwise dispose of the surface or other mineral deposits in the lands and the right to continue existing uses and to authorize future uses upon or in the leased lands, including issuing leases for mineral deposits not covered hereunder and approving easements or rights-of-way. Lessor shall condition such uses to prevent unnecessary or unreasonable interference with rights of lessee as may be consistent with concepts of multiple use and multiple mineral development.

Sec. 8. PROTECTION OF DIVERSE INTERESTS, AND EQUAL OPPORTUNITY - Lessee shall: pay when due all taxes legally assessed and levied under the laws of the State or the United States; accord all employees complete freedom of purchase; pay all wages at lease twice each month in lawful money of the United States; maintain a safe working environment in accordance with standard industry practices; restrict the workday to not more than 8 hours in any one day for underground workers, except in emergencies; and take measures necessary to protect the health and safety of the public. No person under the age of 16 years shall be employed in any mine below the surface. To the extent that laws of the State in which the lands are situated are more restrictive than the provisions in this paragraph, then the State laws apply.

Lessee will comply with all provisions of Executive Order No. 11246 of September 24, 1965, as amended, and the rules, regulations, and relevant orders of the Secretary of Labor. Neither lessee nor lessee's subcontractors shall maintain segregated facilities.

Sec. 9. (a) TRANSFERS

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This lease may be transferred in whole or in part to any person, association or corporation qualified to hold such, lease interest.

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This lease may be transferred in whole or in part to another public body or to a person who will mine the coal on behalf of, and for the use of, the public body or to a person who for the limited purpose of creating a security interest in favor of a lender agrees to be obligated to mine the coal on behalf of the public body.

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This lease may only be transferred in whole or in part to another small business qualified under 13 CFR 121.

  Transfers of record title, working or royalty interests must be approved in accordance with the regulations.

(b) RELINQUISHMENT - The lessee may relinquish in writing at any time all rights under this lease or any portion thereof as provided in the regulations. Upon lessor's acceptance of the relinquishment, lessee shall be relieved of all future obligations under the lease or the relinquished portion thereof, whichever is applicable.

Sec. 10. DELIVERY OF PREMISES, REMOVAL OF MACHINERY, EQUIPMENT, ETC. - At such time as all portions of this lease are returned to lessor, lessee shall deliver up to lessor the land leased, underground timbering, and such other supports and structures necessary for the preservation of the mine workings on the leased premises or deposits and place all workings in condition for suspension or abandonment. Within 180 days thereof, lessee shall remove from the premises all other structures, machinery, equipment, tools, and materials that it elects to or as required by the authorized officer. Any such structures, machinery, equipment, tools, and materials remaining on the leased lands beyond 180 days, or approved extension thereof, shall become the property of the lessor, but lessee shall either remove any or all such property or shall continue to be liable for the cost of removal and disposal in the amount actually incurred by the lessor. If the surface is owned by third parties, lessor shall waive the requirement for removal, provided the third parties do not object to such waiver. Lessee shall, prior to the termination of bond liability or at any other time when required and in accordance with all applicable laws and regulations, reclaim all lands the surface of which has been disturbed, dispose of all debris or solid waste, repair the offsite and onsite damage caused by lessee's activity or activities incidental thereto, and reclaim access roads or trails.

Sec. 11. PROCEEDINGS IN CASE OF DEFAULT - If lessee fails to comply with applicable laws, existing regulations, or the terms, conditions and stipulations of this lease, and the noncompliance continues for 30 days after written notice thereof, this lease shall be subject to cancellation by the lessor only by judicial proceedings. This provision shall not be construed to prevent the exercise by lessor of any other legal and equitable remedy, including waiver of the default. Any such remedy or waiver shall not prevent later cancellation for the same default occurring at any other time.

Sec. 12. HEIRS AND SUCCESSORS-IN-INTEREST - Each obligation of this lease shall extend to and be binding upon, and every benefit hereof shall inure to, the heirs, executors, administrators, successors, or assigns of the respective parties hereto.

Sec. 13. INDEMNIFICATION - Leasee shall indemnify and hold harmless the United States from any and all claims arising out of the lessee's activities and operations under this lease.

Sec. 14. SPECIAL STATUTES - This lease is subject to the Clean Water Act (33 U.S.C. 1252 et. seq.), the Clean Air Act (42 U.S.C. 4274 et. seq.), and to all other applicable laws pertaining to exploration activities, mining operations and reclamation, including the Surface Mining Control and Reclamation Act of 1977 (30 U.S.C. 1201 et. seq.).

Sec. 15. SPECIAL STIPULATIONS - In addition to observing the general obligations and standards of performance set out in the current regulations, the lessee shall comply with and be bound by the following stipulations. These stipulations are also imposed upon the lessee's agents and employees. The failure or refusal of any of these persons to comply with these stipulations shall be deemed a failure of the lessee to comply with the terms of the lease. The lessee shall require his agents, contractors, and subcontractors involved in activities concerning this lease to include these stipulations in the contracts between and among them. These stipulations may be revised or amended, in writing, by the mutual consent of the lessor and the lessee at any time to adjust to changed conditions or to correct an oversight.

(a) CULTURAL RESOURCES -

(1) Before undertaking any activities that may disturb the surface of the leased lands, the lessee shall conduct a cultural resource intensive field inventory in a manner specified by the authorized officer of the BLM or of the surface managing agency, if different, on portions of the mine plan area and adjacent areas, or exploration plan area, that may be adversely affected by lease-related activities and which were not previously inventoried at such a level of intensity. The inventory shall be conducted by a qualified professional cultural resource specialist (i.e., archeologist, historian, historical architect, as appropriate), approved by the authorized officer of the surface managing agency (BLM it the surface is privately owned), and a report of the inventory and recommendations for protecting any cultural resources identified shall be submitted to the Regional Director of the Office of Surface Mining, the authorized officer of the BLM, if activities are associated with coal exploration outside an approved mining permit area (hereinafter called authorized officer), and the authorized officer of the surface managing agency, if different. The lessee shall undertake measures, in accordance with instructions from the Regional Director, or authorized officer, to protect cultural resources on the leased lands. The lessee shall not commence the surface disturbing activities until permission to proceed is given by the Regional Director or authorized officer.

(2) The lessee shall protect all cultural resource properties within the lease area from lease-related activities until the cultural resource mitigation measures can be implemented as part of an approved mining and reclamation plan or exploration plan.

(3) The cost of conducting the inventory, preparing reports, and carrying out mitigation measures shall be borne by the lessee.

(4) If cultural resources are discovered during operations under this lease, the lessee shall immediately bring them to the attention of the Regional Director or authorized officer, or the authorized officer of the surface managing agency, if the Regional Director is not available. The lessee shall not disturb such resources except as may be subsequently authorized by the Regional Director or authorized officer. Within two (2) working days of notification, the Regional Director or authorized officer will evaluate or have evaluated any cultural resources discovered and will determine if any action may be required to protect or preserve such discoveries. The cost of data recovery for cultural resources discovered during lease operations shall be borne by the surface managing agency unless otherwise specified by the authorized officer of the BLM or of the surface managing agency, if different.

(5) All cultural resources shall remain under the jurisdiction of the United States until ownership is determined under applicable law.

(b) PALEONTOLOGICAL RESOURCES - If paleontological resources, either large and conspicuous, and/or of significant scientific value are discovered during construction, the find will be reported to the authorized officer immediately. Construction will be suspended within 250 feet of said find. An evaluation of the paleontological discovery will be made by a BLM approved professional paleontologist within five (5) working days, weather permitting, to determine the appropriate action(s) to prevent the potential loss of any significant paleontological value. Operations within 250 feet of such discovery will not be resumed until written authorization to proceed is issued by the authorized officer. The lessee will bear the cost of any required paleontological appraisals, surface collection of fossils, or salvage of any large conspicuous fossils of significant scientific interest discovered during the operations.

(c) The BLM realizes that coal mining operations conducted on leases issued within producing oil and gas fields may interfere with the economic recovery of oil and gas; just as oil and gas leases issued in a coal lease may inhibit coal production. BLM retains authority to alter and/or modify coal operations or oil and gas operations on lands covered by Federal leases so as to obtain maximum resource recovery.

THE UNITED STATES OF AMERICA
Kerr-McGee Coal Corporation Company or Lessee Name	By	/s/ F. William Eikenberry
/s/ Illegible (Signature of Lessee)	F. William Eikenberry (Signing of Officer)
President, Coal Corporation (Title)	Associate State Director (Title)
January 10, 1992 (Date)	September 24, 1992 (Date)

Title 18 U.S.C. Section 1001, makes it a crime for any person knowingly and willfully to make to any department or agency of the United States any false, fictitiouse or fraudulant statements or representations as to any matter within its jurisdiction.

This form does not constitute an information collection as defined by 44 U.S.C. 3502 and therefore does not require OMB approval.

United States Department of the Interior

BUREAU OF LAND MANAGEMENT
Wyoming State Office
P. O. Box 1828
Cheyenne, Wyoming 82009-1828

In Reply Refer To:
OPTIONAL FORM [Illegible]	7/30/98
FAX TRANSMITTAL TO Bob Green Dept/Agency Fax # 687-6058 [Illegible]	[Illegible] 2 From Mavis Love Phone # Fax # [Illegible]	3453 WYW23928 WYW87582 WYW117924 WYW136458 WYW144836 [Illegible] PHONE NO: 307-775-6258 FAX NO: 307-775-6203

Jul 29 1998

D  E  C  I  S  I  O  N

Jacobs Ranch Coal Company	:
Caller Box 3009	:	Federal Coal
Gillette, WY 82717-3009	:

Qualifications Accepted; Name Change Recognized;
Logical Mining Unit Modified; Bond Accepted;
Period of Liability Terminated

On July 27, 1998, we received evidence and documentation that Kennecott Energy and Coal Company has purchased the stock of Kerr-McGee Coal Corporation. Upon closing, Kerr-McGee Coal Corporation changed its name to Jacobs Ranch Coal Company. Additionally, we have received a qualifications statement for Jacobs Ranch Coal Company along with bond number 400JZ3979, with St. Paul Fire and Marine Insurance Company as surety, and Jacobs Ranch Coal Company as principal, in the amount of $4,190,000 to provide coverage for the above-referenced leases included in the Jacobs Ranch Logical Mining Unit (LHU).

The qualifications statement and bond have been examined, found satisfactory, and are accepted effective July 27, 1998.

The period of liability under LMU bond number 2971100-2645, with Safeco Insurance Company of America as surety, and Kerr-McGee Coal Corporation as principal, is hereby terminated effective July 27, 1998, the acceptance date of the replacement, bond.

The records of this office have been changed to reflect that the lessee of record for the leases in the Jacobs Ranch Mine is Jacobs Ranch Coal Company. We have also changed our records to reflect that Jacobs Ranch Coal Company is now the applicant for both Federal coal lease application WYW136458 filed April 14, 1995 and Federal coal exploration license WYW144836 filed February 25, 1998.

Additionally, Kennecott Energy and Coal Company has requested that the Jacobs Ranch LMU be modified to change the unit operator from Kerr-McGee Coal Corporation to Jacobs Ranch Coal Company. The LMU is hereby modified to reflect that Jacobs Ranch Coal Company is the operator and will be responsible for operations under the LMU in accordance with the LMU approval document.

If you have any questions concerning this decision, please contact Mavis Love in the Minerals and Lands Authorization Group at 307-775-6258.

/s/ Alan R. Pierson
for Alan R. Pierson State Director

CC:
Mr. Steve Reynolds, Director of State Lands and Investments, Wyoming State Lands and Investment, 122 W. 25th St., 3rd West, Cheyenne, WY 82002
St. Paul Fire and Marine Insurance Company, c/o Janice H. Fennell, Attorney-in-Fact, P.O. Box 19810, Knoxville, TN 37939-2810
Safeco Insurance Company of America, c/o Dennis Bowman, Attorney-in-Fact, Safeco Plaza, Seattle, WA 98185
MMS, Royalty Management Program, Reporting & Valuation Division, Solid Minerals Reporting Staff, P.O. Box 5760, MS3353, Denver, CO 80217
WO (320), Room 501, LS
DM, Casper

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  Exhibit 10.10